Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To,

Rare Earths Americas, Inc.

USA

We hereby consent to the incorporation in this Registration Statement on Form S-1 of our report Dated March 12, 2026, relating to financial statements of Alpha Minerals Brazil Participacoes Ltda. (“AMBPL”) as of December 31, 2024 and to all references to our firm included in this Registration Statement.

PGBR RODYOS AUDITORES INDEPENDENTE S.S.

/s/ PGBR RODYOS AUDITORES INDEPENDENTE S.S.

Place: Sao Paulo, Brazil
Date: April 13, 2026

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